Exhibit 10.1

UNICOIN

ASSET SWAP AGREEMENT

This Asset Swap Agreement (“Agreement”) is executed between Unicoin Inc., a Delaware corporation, having an address at 300 Delaware Avenue, Suite 210, Wilmington, DE 19801 (“Unicoin” or the “Company”) and Electroquimica Del Neuquen S.A., having an address at Lavalle 462 sexto piso, CABA C1047AAJ (“Seller”).

WHEREAS, Seller is an Argentine corporation that owns the real estate assets set forth on Exhibit A hereto (the “Assets”), and has no debts with respect to the Assets; and

WHEREAS, Seller wishes to acquire rights to obtain unicoins exchange for 100% ownership of the Assets, on the terms and condition described herein.

1. INTRODUCTION

1.1 Company is conducting a sale of unicoins, which will be made available to participants in a wider public sale (the “Unicoin Sale”) after development of the unicoins.

1.2 In this Agreement, references to the following words shall have the meanings set out in Section 2 below, unless otherwise defined in the context in which they are used.

2. DEFINITIONS AND INTERPRETATION

“Contributions/Contributing”: payment in the form of the Assets, as described in Exhibit A, acceptable to the Company and Seller, when the transfer of the same becomes legally binding and secured and recorded pursuant to applicable local regulations, in return for the future issuance of unicoins.

“Effective Date”: when signed by both parties.

“Project”: the creation and development of unicoins and the Unicoin Issuing Entity, completion of the technical, legal, regulatory and other aspects of the same, and the marketing, promotion and launch of the unicoins, including all costs associated therewith, and the growth and expansion of the unicoins and the Unicorn Hunters Ecosystem.

“Risk Factors”: the non-exhaustive list of material risks involved in the Project, unicoins, proposed Unicoin Pre-Sale and Unicoin Sale, as contained in the Unicoin private placement memorandum.

“Unicoin”: the crypto coin to be issued to Seller in return for Contributions and that are intended to be usable as a medium of exchange in the Unicorn Hunters Ecosystem or otherwise on any available cryptocurrency or digital token trading platform, alternative trading system or exchange, when the same are developed and launched as digital securities.

“Unicoin Issue Date”: the date when Seller’s unicoin are released after development and all necessary technical, legal and regulatory prerequisites have been met.

“Unicoin Issuing Entity”: Either Unicoin Inc., or a to-be formed, wholly owned subsidiary of Unicoin Inc. The name, jurisdiction of domicile, corporate structure and capitalization shall be determined by Unicoin Inc. in its sole discretion.

“Unicoin Pre-Sale”: a private offer of unicoins in accordance with this Agreement.

“Unicorn Hunters Ecosystem”: the Unicorn Hunters show, the www.unicornhunters.com website and all related functionality, services and utilities provided by the same, the sale of marketing inventory and other services in exchange for unicoins, the use of unicoins for purchases, swaps, trades, investments and any other purpose for which the unicoins become available, in the sole discretion of the Company and/or the Unicoin Issuing Entity.

3. INTERPRETATION. In this Agreement (except where the context otherwise requires):

3.1 The clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

3.2 Any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, states, governmental or state agencies, foundations and trusts;

4. PRICE, UNICOIN PURCHASE

4.1 In consideration of the payment of the Contribution, the Company will allocate to Seller Four Hundred Twenty Million (420,000,000) unicoins.

4.2 Seller agrees that receipt of unicoins will constitute full performance of any promises, representations, contracts or statements made by the Company in respect of the same.

4.3 The Assets must be validly transferred to the Company within thirty business days after the execution of this Agreement by the Parties. The method of transfer and legal and other documentation associated therewith shall be completed in a form mutually agreed by Unicoin and Seller prior to Closing.

5. REPRESENTATIONS

5.1 Seller has full legal capacity, power and authority to execute and deliver this agreement and to perform his obligations hereunder.

5.2 This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5.3 The Seller enters into this agreement for its own account, not as a nominee or agent.

5.4 This Agreement does not constitute an offer, promotion, invitation or solicitation for investment purposes, and the private placement memorandum for Unicoin’s ongoing pre-sale, as well as its filings with the U.S. Securities and Exchange Commission, contain a description of the unicoins and the risks involved in purchasing the unicoins.

5.5 Seller acknowledges that Seller has such knowledge and experience in technology and financial and business matters that he is capable of evaluating the merits and risks of entering into this agreement and is able to bear the economic risk of such participation for an indefinite period of time.

5.6 Seller is, and shall be required to verify to the Company, either (check one):

☒	that Seller is not a “U.S. Person” as defined in Regulation S of the Securities Act of 1933, as amended, or

☐	that Seller is an accredited investor as defined by the Securities and Exchange Commission (“SEC”) of the United States, and that Seller meets at least one of the following criteria (select one or both of the following criteria):

☐	Seller’s annual income has been at least $200,000 for the past two years, or $300,000 for joint income with Seller’s spouse, and Seller has a reasonable expectation of reaching the same income level in the current year.

☐	Seller’s net worth is at least $1 million, either alone or with Seller’s spouse, excluding the value of Seller’s primary residence.

Seller acknowledges that this representation and warranty may be relied upon by any person or entity to whom it is provided, and that any false or misleading statements in this representation and warranty may subject me to civil or criminal liability. Seller agrees to provide additional documentation or information as may be reasonably required to verify Seller’s status as an accredited investor.

5.7 Seller understands and accept that while the individuals and entities related to the Company and its current and future subsidiaries, including those involved with the creation and allocation of unicoins and receipt of Contributions (including the unicoin Issuing Entity), will make reasonable efforts to develop and complete the unicoins, it is possible that despite the reasonable endeavors of such persons and their advisors, such development may fail, (i.e. a “Project Failure”) and that the unicoins will not be created, this Agreement and/or the unicoins will become useless and/or valueless, including due to technical, operational, commercial, regulatory or any other reasons.

5.8 Seller acknowledges, accepts and understands that, in the event of a Project Failure, Seller might not receive the unicoins that Seller has made contributions for.

5.9 By signing this Agreement and/or by receiving, using and holding unicoins, Seller represents and warrants that he:

(a) understands and agrees that it shall be solely responsible for any tax liabilities, taxes owed by or tax reporting obligations of Seller or any of its respective officers, owners or affiliates as a result of the transactions contemplated hereby.

(b) understands that the value of unicoins may experience extreme volatility or depreciate entirely.

(c) agrees to cooperate fully with Unicoin, and to execute additional agreements as requested by Unicoin, in order to legally secure, document and record Unicoin’s ownership of the Assets being transferred by Seller to Unicoin.

6. PROVISION OF INFORMATION, TERMINATION & RETURN OF CONTRIBUTIONS

6.1 Unicoin may nullify this Agreement in the event that (i) it becomes aware that there have been material misrepresentations or omissions made in regard to Contribution, its value or its ownership, (ii) Seller fails to transfer title to the Assets pursuant to Section 4.3 hereof, or (iii) Unicoin determines, after completing its due diligence, that other factors exist that Unicoin reasonably determines present an unacceptable risk to Unicoin.

7. TERM. This Agreement will take effect from the Effective Date and continue until terminated in accordance with the terms of this Agreement and/or Project Failure.

8. LIABILITIES

8.1 THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS (WHETHER EXPRESS OR IMPLIED BY LAW, STATUTE OR OTHERWISE) WITH RESPECT TO THE NETWORK, UNICOINS, THE WEBSITES OR ANY CONTENT AVAILABLE THEREIN OR RELATED THERETO, SOFTWARE OR HARDWARE (OR THAT PROVIDED BY THIRD PARTIES) WILL BE ERROR-FREE OR UNINTERRUPTED.

8.2 Liability Limitations: Unicoin’s obligations under this Agreement do not constitute personal obligations of the officers, directors, employees or agents of Unicoin. Unicoin’s liability arising under this Agreement, whether in contract, tort (including negligence) or for breach of statutory duty or in any other way shall only be for direct damages and shall not exceed the Contribution.

9. MISCELLANEOUS

9.1 All notices pertaining to this Agreement will be given to email addresses used by the Parties to DocuSign this Agreement.

9.2 Governing Law: This Agreement (including any variation or modification thereto) shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto irrevocably agree that the Delaware courts shall have exclusive jurisdiction to determine any claim, dispute or matter arising out of, or in connection with, or concerning this Agreement or its enforceability.

9.3 Severability: whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, or unenforceability, without invalidating the remainder of this Agreement or any other provision hereof.

9.4 Entire Agreement: this Agreement embodies the complete agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior or subsequent oral or written agreement or understanding between the parties in relation to such subject matter.

9.5 Reliance and Waiver: the parties acknowledge and agree that in entering into this Agreement, they have not relied on any statement, representation, guarantee warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in the Agreement. Each party irrevocably and unconditionally waives all claims, rights and remedies that, but for this clause, it might otherwise have had in relation to any of the foregoing. Nothing in this clause shall limit or exclude any liability for fraud.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused their proper and duly authorized officers to execute and deliver this document as of the day and year first the last Party signs it.

UNICOIN INC.		ELECTROQUIMICA DEL NEUQUEN S.A.

By:	/s/ Alex Konanykhin	By:	/s/ Ernesto Bernadet
	Alex Konanykhin, CEO		Ernesto Mario Bernadet, CEO

Email:	ak@unicoin.com	Email:	bernadete@bellsouth.net
Date:	8/7/2023	Date:	8/7/2023

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